Exhibit (h)(6)

                   NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST

                AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT
                                605 Third Avenue
                          New York, New York 10158-0180

May 1, 2007

Neuberger Berman Management Inc.
605 Third Avenue, 2nd Floor
New York, New York 10158-0180

Dear Ladies and Gentlemen:

        Each portfolio on Schedule A, as may be amended from time to time, (each a "Portfolio" and collectively, the "Portfolios") is a series of Neuberger Berman Advisers Management Trust, a Delaware business trust ("Trust"). Each Portfolio may have one or more classes of shares of beneficial interest ("Class").

        You hereby agree during the respective period noted on Schedule A ("Limitation Period"), to forgo current payment of fees and/or reimburse annual operation expenses of each Portfolio's respective Class as noted on Schedule A (excluding interest, taxes, brokerage commissions and other transactional expenses relating to a Portfolio's assets, and extraordinary expenses of the Portfolio) ("Operating Expenses"), so that the Operating Expenses of each Portfolio's respective Class are limited to the rate per annum, as noted on Schedule A, of that Class' average daily net assets ("Expense Limitation").

        Each Portfolio in turn agrees to reimburse you out of assets belonging to the Portfolio (or the Class of such Portfolio, if applicable) for any Operating Expenses of the Portfolio (or Class) in excess of the Expense Limitation paid or assumed by you during the Limitation Period, provided that you would not be entitled to reimbursement for any amount by which such reimbursement would cause the Portfolio's (or, where applicable, the Class of such Portfolio) total Operating Expenses to exceed the annual rate of average net assets specified in Schedule A. And further, provided that no amount will be reimbursed by the Portfolio more than three years after the year in which it was incurred by you. The Trust agrees to furnish or otherwise make available to you such copies of its financial statements, reports, and other information relating to its business and affairs as you may, at any time or from time to time, reasonably request in connection with this agreement.

        You understand that you shall look only to the assets of the Portfolio (or, where applicable, the Class of the Portfolio) for performance of this agreement and for payment of any claim you may have hereunder, and neither any other series of the Trust, nor any of the Trust's

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trustees, officers, employees, agents or shareholders, whether past, present or future, shall be personally liable therefor.

        This agreement is made and to be performed principally in the State of New York, and except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling, this agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York. Any amendment to this agreement shall be in writing signed by the parties hereto.

        If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

                                              Very truly yours,

                                              NEUBERGER BERMAN ADVISERS
                                              MANAGEMENT TRUST


                                              on behalf of the Portfolios

                                              By:    /s/ Peter E. Sundman
                                                     ---------------------
                                              Title: Chairman and CEO

The foregoing agreement is hereby
accepted as of May 1, 2007

NEUBERGER BERMAN MANAGEMENT INC.


By:     /s/ Robert Conti
        ----------------
Title:  Vice President

                                                                      SCHEDULE A

                   NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST
                AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

                                                         EXPENSE LIMITATION
                                                         (AS A % OF AVERAGE
PORTFOLIO                           LIMITATION PERIOD    DAILY NET ASSETS)
--------------------------------    -----------------    ------------------
Fasciano                            December 31, 2010          1.40%

Guardian (Class S)                  December 31. 2010          1.25%

Lehman Brothers High Income Bond    December 31, 2010          1.10%

International                       December 31, 2010          2.00%

International Large Cap             December 31, 2010          1.30%

Mid-Cap Growth (Class S)            December 31, 2010          1.25%

Real Estate                         December 31, 2010          1.75%

Regency (Class I)                   December 31, 2010          1.50%

Regency (Class S)                   December 31, 2017          1.25%

Socially Responsive (Class I)       December 31, 2010          1.30%

Socially Responsive (Class S)       December 31, 2010          1.17%